AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT

This Amendment No.1 to Employment Agreement (the “Amendment”) is intended to modify and amend the September 29, 2003 Employment Agreement between PacifiCorp and its related and affiliated entities including, without limitation, ScottishPower (collectively referred to herein as the “Company”), and Judi Johansen (the “Executive”) (“the Employment Agreement”). The parties make this Amendment for good and valuable consideration, including, without limitation, the mutual covenants described herein.

1. Confirmation of Waiver of Executive Severance Plan Participation. Executive acknowledges and confirms that the severance compensation set out in Section 6 of the Employment Agreement, as amended by this Amendment, is in lieu of and supersedes any other compensation and benefits under any policy, plan or practice maintained by the Company, including, without limitation, the PacifiCorp Executive Severance Plan. Executive expressly acknowledges that, notwithstanding any other statement or agreement to the contrary that may be contained in the Employment Agreement or elsewhere, either express or implied, she is not a Participant or an Eligible Employee under the PacifiCorp Executive Severance Plan and has no rights to severance from the Company, including any walkaway rights to severance, under that plan or under any other plan or benefit scheme. Executive acknowledges and agrees that any and all rights she may have to severance compensation from the Company are expressly set forth in the Employment Agreement, as may be amended from time to time by mutual agreement between the parties.

2. Retention Compensation. In order to maintain workforce and public confidence in the Company during the potential sale of the Company, including providing for stability and continuity of leadership, ScottishPower will pay Executive certain retention compensation under the terms set forth in this provision. ScottishPower agrees that in the event of the closing of the transaction under the Stock Purchase Agreement (“SPA”) dated May 23, 2005 among ScottishPower, PacifiCorp Holdings, Inc. and MidAmerican Energy Holdings Corporation (“Buyer”), Executive shall receive retention bonus compensation from ScottishPower of 80 percent of her base salary in effect on the date hereof, subject to the terms and conditions described herein. This portion of the retention bonus would be contingent upon satisfaction of both of the following conditions: (1) Executive continuing her employment as Chief Executive Officer of PacifiCorp through the time described in Section 5, below, unless earlier terminated due to termination without Cause by the Company; (2) the Company determining that Executive has been reasonably diligent in performing her duties in leading the Company through the completion of the transaction, including, without limitation, the satisfaction of all conditions to closing, and the successful completion of the transaction at the announced equity price of $5.1Bn and subject to there being no potential value diminution from outstanding Buyer claims (which are likely to be successfully adjudicated in its favor) either at or in the three month period following completion of the transaction. This portion of the retention bonus would be payable by ScottishPower on the first regular company pay date following the expiration of such three-month period. ScottishPower further agrees that Executive shall receive 20% of annual salary, payable by ScottishPower 12 months from completion of the transaction, again subject to there being no outstanding Buyer claims (which are likely to be successfully adjudicated in its favor)

for breach of warranty, covenant or otherwise under or connected with the SPA either at or in the twelve month period following completion. The ScottishPower Chief Executive will retain discretion regarding the satisfaction or waiver of any conditions for payment of retention compensation. The ScottishPower Remuneration Committee shall have final decision on any award payout to Executive.

3. Performance Goals and Annual Incentive Changes. For this Financial Year 2005/06, if PacifiCorp achieves its budget, Executive will receive the maximum annual bonus opportunity as set forth in Section 3(b) of the Employment Agreement. If PacifiCorp does not achieve its budget, PacifiCorp shall have no obligation to make a payout in whole or in part of the bonus. The ScottishPower Chief Executive will retain discretion on whether all or part of the payout is warranted, and if the ScottishPower Chief Executive determines that a payout is warranted, such payment shall be made by ScottishPower.

The incentive plan for Executive has been purposely designed to be extremely simple and aligned with the goals of the Company. The evaluation of whether those goals are achieved and whether a payout is warranted will be reviewed by the ScottishPower Remuneration Committee, who will have authority for the final approval of any Executive’s payout determined by the ScottishPower Chief Executive.

4. ScottishPower Obligations Post-Closing. Following the Closing of the SPA transaction referenced in Section 2 above, ScottishPower shall be the entity responsible for fulfilling the obligations under Sections 2 and 5(e)(5) of this Amendment and the obligations that arose prior to Closing under Sections 3(c), 3(d), and 6(e)(iv) under the Employment Agreement (including without limitation in the case of Section 6(e)(iv) any performance periods after Closing for LTIP units granted to Executive prior to Closing). If PacifiCorp defaults in its obligations pursuant to Sections 5(e)(1), 5(e)(4) and 5(e)(6) of this Amendment, and fails to cure such default within 10 business days after Executive delivers written notice to both PacifiCorp and ScottishPower specifying the default and requesting it be remedied, ScottishPower shall be obligated to honor the obligations of PacifiCorp pursuant to Sections 5(e)(1), 5(e)(4) and 5(e)(6) of this Amendment (and PacifiCorp shall be obligated to reimburse ScottishPower for any payments and out-of-pocket costs incurred by ScottishPower in regard to honoring such defaulted obligations). With respect to Section 15, relative to Director and Officer liabilities, PacifiCorp shall be solely responsible for indemnification of Executive relative to her service as a director and officer of PacifiCorp and its subsidiaries, and ScottishPower shall be solely responsible for indemnification of Executive relative to her service as a director and officer of ScottishPower. Except as set forth in this Amendment, ScottishPower shall have no other obligations to Executive after the Closing and ScottishPower and all of its affiliates shall no longer be parties to or bound by the Employment Agreement. The parties’ rights and obligations to each other as set forth in Sections 8 through 15 of the Employment Agreement shall also survive following the Closing. Notwithstanding anything to the contrary in this Amendment, PacifiCorp shall remain responsible for payments under Sections 3(a), 4(a), 4(c) and 4(f) of the Employment Agreement through the date of Closing.

5. Termination of Employment Immediately After Closing. The parties acknowledge that Executive has committed to work with the Company to obtain regulatory approval of the transaction contemplated by the SPA, to support to the transaction unconditionally and to comply fully with the terms of the Employment Agreement as amended by this Amendment, but that for personal reasons Executive has decided that she will terminate her employment with the Company immediately after the Closing of the transaction. The Company has relied upon Executive’s representations to that effect and to the effect that she will not accept employment post-Closing from PacifiCorp or the Buyer or any affiliate of the Buyer. Based upon the foregoing, the parties have agreed, therefore, that in each case provided the Closing of the transaction contemplated by the SPA has occurred,

(a) Executive’s employment shall cease and the term of the Employment Agreement as specified in Section 5 thereof shall end effective immediately after the time of Closing;

(b) If (1) Executive continues her employment as Chief Executive Officer of PacifiCorp through the date of the Closing, or is earlier terminated without Cause by the Company, and (2) Scottish Power determines that Executive has worked with the Company to obtain regulatory approval of the transaction contemplated by the SPA, supported the transaction to the fullest extent reasonably possible been reasonably diligent in performing her duties in leading PacifiCorp through the completion of the transaction, including, without limitation, the satisfaction of all conditions to Closing and complied fully with the terms of the Employment Agreement as amended by this Amendment, then such termination of employment shall be deemed to be a voluntary act of Executive occurring due to a material alteration of Executive’s position after a change in control and a Material Alteration as defined in Section 6(d) of the Employment Agreement and Executive shall be deemed to have satisfied all conditions necessary to receive benefit enhancements the terms of the PacifiCorp Supplemental Executive Retirement Plan (“SERP”) as described in Section 3.9 of the SERP;

(c) (1) Effective at the time of Closing, Executive shall be deemed to have resigned as an officer and director of PacifiCorp, PacifiCorp Holdings, Inc. and all other entities affiliated with the PacifiCorp; and (2) effective at the time of Closing (or earlier if mutually agreed to by the parties), Executive shall be deemed to have resigned as a director of ScottishPower with no rights for loss of office;

(d) For the avoidance of doubt, PacifiCorp shall be and is the sole party responsible for payments due Executive pursuant to Sections 3(a), 3(b), and 4 of the Employment Agreement, PacifiCorp shall be and is the primary party responsible for payments due Executive pursuant to Sections 5(e)(1), 5(e)(4) and 5(e)(6) of this Amendment (with ScottishPower being secondarily liable as set forth in Section 4 of this Amendment upon a default by PacifiCorp), and ScottishPower shall be and is the sole party responsible for payments due Executive pursuant to Sections 2 and 5(e)(5) of this Amendment and Sections 3(c), 3(d) and 6(e)(iv) of the Employment Agreement; and

(e) If Executive continues her employment as Chief Executive Officer of PacifiCorp until the Closing, or is earlier terminated without Cause by the Company, and ScottishPower determines that Executive has worked with the Company to obtain regulatory approval of the transaction contemplated by the SPA, supported the transaction to the fullest extent reasonably possible, been reasonably diligent in performing her duties in leading PacifiCorp through the completion of the transaction, including, without limitation, the satisfaction of all conditions to closing and complied fully with the terms of the Employment Agreement as amended by this

Amendment, then (1) pursuant to the terms of Section 6(e) of the Employment Agreement, as amended by this Amendment, PacifiCorp shall be obligated to pay Executive severance compensation (except that the sentence in Section 6(e)(i) stating when payments of severance shall be paid shall be modified to require payment of the severance in two equal installments, one within the later of 30 days after the Closing or 10 business days after the expiration of the applicable statutory revocation period described in Section 6(e)(iii), and the remaining installment on the six month anniversary of the Closing), and (2) PacifiCorp shall be obligated pursuant to the terms of the SERP to provide benefit enhancements to Executive as described in Section 3.9 of the SERP irrespective of any requirement under the SERP to remain employed by PacifiCorp after Closing; (3) PacifiCorp shall provide Executive with continued coverage under group health (medical, dental and vision) plans maintained by PacifiCorp, at PacifiCorp’s expense for a period of 6 months following the Closing and at Executive’s expense for a period of 12 months after such 6-month period (and assuming Executive elects to continue coverage pursuant to her COBRA rights); (4) PacifiCorp shall pay Executive upon Closing a one-time payment of Thirty-One Thousand Dollars ($31,000) as compensation (subject to normal withholding) to compensate her for the after-tax cost of paying the Executive paid share of group health insurance described above; (5) the ScottishPower Chief Executive shall recommend to the ScottishPower EXSOP Trustee the accelerated vesting of all unvested stock options held by Executive under the ScottishPower EXSOP as of the Closing at no cost to PacifiCorp; and (6) PacifiCorp shall pay a tax gross-up to Executive to cover any excise tax imposed by the Internal Revenue Code due to the payment of separation payments in connection with a change in control, with the methodology of such gross-up to be determined on the same basis as provided for in Section 4.07-2 of the PacifiCorp Executive Severance Plan. The parties agree that Executive may receive compensation from ScottishPower for post-Closing assistance and may receive director’s fees from companies and entities on whose boards Executive may from time to time sit in non-executive roles without such income being treated as “salary” from alternative employment for purposes of Section 6(e)(ii) of the Employment Agreement.

6. Additional Provisions. The Employment Agreement is hereby modified by adding a new Section 16, 17, 18 and 19 as follows:

“16. Non-Disparagement. Executive agrees during the term of this Employment Agreement and for a period of one year after termination of this Employment Agreement, not to make any statement of a derogatory or disparaging, untrue or misleading nature (verbally or in writing, whether directly or indirectly) to third parties about ScottishPower, PacifiCorp, any Group company, the buyer under the SPA or any affiliate of such buyer, or any of each such entity’s products, services, officers, directors, shareholders or employees. In consideration of and subject to Executive’s compliance with the covenant set forth in the foregoing sentence, during the term of this Employment Agreement and for a period of one year after termination of this Employment Agreement (a) Scottish Power shall ensure that neither it, nor any ScottishPower Group company, nor any of its or their officers, directors or employees shall make any derogatory or disparaging, untrue or misleading statement (verbally or in writing, whether directly or indirectly) to third parties about Executive, and (b) PacifiCorp shall ensure that neither it, nor any of its affiliates or subsidiaries, nor any of its or their officers, directors or employees shall make any derogatory or disparaging, untrue or misleading statement (verbally or in writing, whether directly or indirectly) to third parties about Executive.”

“17. No Conflicts.

(a) Executive agrees that for so long as Executive is receiving benefits or payments from PacifiCorp (including SERP benefits), Executive shall not, except as expressly set forth in Section 17(b) and (c), advocate or assert any position, directly or through another person, which is prejudicial to, adverse to, or in conflict with, the interests of PacifiCorp or its energy affiliates.

(b) The parties further agree that the following activities would constitute a conflict of interest: (i) work for any labor union having labor contracts with PacifiCorp, (ii) appearing in any state or federal utility commission or other legal proceeding in a fashion adverse to PacifiCorp, unless required to appear under process of law, (iii) active support of the formation of a municipal or public utility district in PacifiCorp’s service territory, (iv) active support of state or federal legislation which is adverse to and aimed solely at PacifiCorp’s interests, (v) service as an attorney in any judicial or administrative proceeding in a role adverse to PacifiCorp, (vi) providing non-confidential information which is specific to PacifiCorp to a utility customer group or commission which is in conflict with PacifiCorp’s interests, (vii) work for or with CUB, ICNU, any governmental authority with jurisdiction over any rates of PacifiCorp, or any utility customer group with members in PacifiCorp’s service territory.

(c) Notwithstanding the foregoing, except as set forth in Section 17(b), PacifiCorp and Executive expressly acknowledge that Section 17(a) shall not preclude Executive from being associated with or serving in any capacity for any entity (including a customer or competitor of PacifiCorp) or governmental authority provided that for a period of seven years after the date of this Amendment, Executive recuses herself from any participation in any assertions or advocacy by such entity or governmental authority that would otherwise constitute a breach of Section 17(a); and provided further that the recusal period shall only be five years with respect to employment of Executive by a customer or competitor for any matters for which the Executive did not have direct policy or decision making authority while employed by PacifiCorp. Notwithstanding the preceding, Executive shall have the right to request that PacifiCorp waive its recusal rights under this Section (c) and PacifiCorp shall not unreasonably withhold, condition or delay its consent to this request.”

“18. Conflicts Remedy. In addition to such other remedies that may be available to PacifiCorp at law or in equity for breach of Section 17, PacifiCorp shall be entitled (i) to specific performance or injunctive relief for any such breach, and (ii) if Executive fails to cease such advocacy or assertion within five days after receipt of written notice specifying any alleged breach, then to forfeiture, termination or suspension of any or all payments of the enhanced portion of SERP benefits payable to Executive pursuant to Section 3.9 of the SERP; provided that after December 31, 2017, PacifiCorp shall only be entitled to terminate or suspend the enhanced portion of such SERP payment with respect to advocacy or assertions after that date upon receipt, and to the extent, of an order pursuant to the dispute resolution provisions of the Employment Agreement. Executive shall have the right to challenge any actions by PacifiCorp under this Section 17 in accordance with the dispute resolution provisions of the Employment Agreement.”

“19. Release. Prior to payment to Executive by PacifiCorp of any obligations which are modified by this Amendment and payable after Closing, Executive shall, on or after Closing, execute and deliver to PacifiCorp an executed and enforceable release in the form attached hereto as Exhibit B.”

7. Affirmation of Employment Agreement. The parties agree that, for purposes of the definition of “Cause” in Section 6(b) of the Employment Agreement and for purposes of any other obligation of Executive under the Employment Agreement, as amended by this Amendment, ScottishPower shall, prior to declaring any breach by Executive, provide Executive with written notice of any claimed breach of her obligations under the Employment Agreement as amended by this Amendment and provide Executive with not less than five (5) business days opportunity to cure the claimed breach. Except as expressly modified by this Amendment, the parties acknowledge and re-affirm that the Employment Agreement that is attached hereto as Exhibit A, including dispute resolution and the Attachments thereto, remains in full force and effect. ScottishPower represents and warrants to Executive that all corporate action on the part of ScottishPower and PacifiCorp has been taken that is necessary to authorize the execution, delivery and performance of this Amendment, including without limitation, receipt of approval from the ScottishPower Remuneration Committee and consent from MEHC. Executive will execute and abide by the Confidentiality, Noncompetition and Nonsolicitation Agreement in the form attached as Attachment 1 to the Employment Agreement.

8. Oregon Law. This Amendment, like the Employment Agreement, shall be construed in accordance with the laws of the State of Oregon.

9. Entire Agreement. The Employment Agreement as amended by this Amendment is the entire agreement between the Parties concerning the subject matter hereof, and supersedes any discussions, understandings, agreements, representations or warranties of any kind, whether oral or written.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the 20th day of December, 2005.

SCOTTISHPOWER PLC
By	/s/ S.W. Dunn	/s/ Judi Johansen

Name:	S.W. Dunn	Judi Johansen
Title:	Director, Human Resources and Communications

PACIFICORP
By	/s/ I.M. Russell

Name:	I.M. Russell
Title:	Chairman

EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is made and executed by the undersigned employee, in connection with my separation from employment with PacifiCorp, an Oregon corporation and in consideration of receiving benefits of value as provided for under the Employment Agreement dated September 29, 2003 (the “Employment Agreement” and the PacifiCorp Supplemental Executive Retirement Plan (“SERP”)) as Amended by Amendment No. 1 to Employment Agreement dated December __, 2005 (the “Amendment”). These benefits are substantial consideration to which I am not otherwise entitled.

To the fullest extent permitted under applicable law, I hereby release PacifiCorp and ScottishPower and all of their related corporations, affiliates, joint ventures, and partnerships, all predecessor and successor organizations for all entities referred to in this paragraph and all current and former partners, joint ventures, officers, directors, employees, agents, insurers, shareholders, representatives and assigns of all of the aforementioned and all other persons who might be claimed as liable (collectively, the “Company”) from any and all liability, damages or causes of action, direct or indirect, whether known or unknown, which have been or could have been asserted by me relating to my employment with the Company or the termination of that employment, including but not limited to, any claims for additional compensation or benefits in any form, or damages. This Release specifically includes, but is not limited to, all claims for relief or remedy under any local, state or federal laws, including but not limited to the Employee Retirement Income Security Act (“ERISA”), (except as provided in the next paragraph), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, sections 503 and 504 of the Vocational Rehabilitation Act, the Americans with Disabilities Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Serves Employment and Reemployment Rights Act of 1994, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, Executive Order 11246, the Age Discrimination in Employment Act of 1999, the Older Workers Benefit Protection Act of 1990, all as amended, and any other regulations under such authorities and all other civil rights, employment and labor laws of any state or the United States, and all applicable contract, tort or other common or statutory law theories.

This Release is executed in consideration for my receipt of the express retention, severance compensation and benefits as described in the Employment Agreement and SERP, as amended by the Amendment (the “Severance Benefits”). This Release shall not affect any post employment rights which I may have under the Employment Agreement as amended by the Amendment or under any Company heath insurance plans, disability or workers’ compensation or vested rights under any retirement plan(s) or the SERP as specified in the Amendment.

Executive acknowledges that the terms of the Amendment fully complies with the Older Workers Benefit Protection Act of 1990, and that such terms are therefore final and binding. Specifically Executive acknowledges that:

1.	The terms of the Amendment are not only understandable, but are fully understood by Executive and if any term is not understandable then Executive is to advise Company immediately.
2.

The Amendment specifically refers to Executive’s rights, claims and causes of action under the Federal Age Discrimination in Employment Act, as well as the laws of the states where the Company does business prohibiting age discrimination and Executive understands that such rights and claims are being irrevocably waived by Executive.

3.

The payment and/or other benefits provided pursuant to the Amendment are in addition to those things to which Executive is otherwise entitled as an employee terminating employment with Company and that such payments and/or other benefits constitute adequate consideration to make the Amendment final and binding.

4.	Executive has been advised by this writing the Executive has the right to consult with an attorney before executing the Amendment and Company encourages Executive to do so.
5.	Executive has been provided the opportunity to take up to twenty-one (21) days to consider the terms of the Amendment and Executive has had a reasonable amount of time to consider the Amendment.
6.

The Amendment may be revoked by Executive up to seven (7) days after its execution, following which time it is binding. No payments by Company of the consideration for the Amendment shall be due or owed to Executive until the seven (7) day revocation period has expired.

7.	Executive agrees that the Amendment does not release any claims that may arise from events occurring after the date Executive executes this Release.

Executive acknowledges that Executive is aware of and familiar with the provisions of Section 1542 of the California Civil code, which provides as follows:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him, must have materially affected his settlement with the debtor.

Notwithstanding such knowledge, Executive hereby waives and relinquishes all rights and benefits, which Executive may have under Section 1542 of the California Civil Code and any other law to the same or similar effect.

I acknowledge that I have been given a specified period of time, as set forth in the Employment Agreement, as amended, to consider my election to accept benefits under the Employment Agreement, as amended, and to sign this Release.

I acknowledge that I have had time to consider the alternatives and consequences of my signing the Amendment and this Release; that I am aware of my right to consult an attorney or financial advisor at my own expense; and that, in consideration for executing this Release, I have received additional benefits and compensation of value to which I would not otherwise be entitled.

Every provision of this Release is intended to be severable. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Release is illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Release which shall continue in full force and effect.

I HAVE READ THE FOREGOING RELEASE AND UNDERSTAND THE EFFECT OF THIS RELEASE. I UNDERSTAND THAT I AM RELEASING LEGAL RIGHTS AND VOLUNTARILY ENTER INTO THIS RELEASE.

Dated:

[Date must be after Closing]

Judi Johansen